Exhibit 99.1

Newark, NY – November 9, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fourth quarter and fiscal year ending September 30, 2010.

For the quarter, the Company reported revenue of $27.3 million and operating income of $2.1 million.   This compares with revenue of $18.3 million and operating income of $1.4 million for the same quarter of fiscal 2009.  Fourth quarter net income after tax was $1.6 million, or $0.17 per diluted share compared to net income after tax of $0.9 million or $0.09 per diluted share in the prior year period.

For fiscal year 2010, IEC reported revenue of $96.7 million and operating income of $7.7 million.  This compares to revenue of $67.8 million and operating income of $4.8 million for fiscal 2009.  Net income after tax was $4.7 million, or $0.48 per diluted share, for year end 2010 compared to net income after tax of $5.0 million or $0.52 per diluted share for fiscal 2009. The $0.52 per diluted share included a tax benefit of $1.9 million (equivalent to $0.20 per share).  Excluding the $1.9 million tax benefit, the net income after tax for 2009 would have been $3.1 million, or $0.32 per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “2010 was a strong year for us as we continue to improve our operating performance and make solid inroads into the Medical sector.  Our backlog grew substantially despite continued economic turbulence.  The fiscal 2010 closing backlog was over $90.0 million as compared to a fiscal 2009 closing backlog of $41.4 million.  $20 million of the backlog increase was due to the General Technology and Celmet acquisitions made in December 2009 and July 2010 respectively.  More than half of the increase was attributable to organic growth.  Our backlog consists of two categories: orders and firm forecasted commitments.”

For the fourth quarter of 2010, IEC reported earnings before interest, taxes depreciation and amortization (EBITDA) of $3.0 million or $0.31 per diluted share, compared to EBITDA of $1.5 million or $0.16 per diluted share in the fourth quarter of 2009.  For the fiscal year 2010, IEC reported EBITDA of $9.1 million or $0.95 per diluted share as compared to $5.4 million or $0.56 per diluted share for fiscal 2009.  The Company views EBITDA as a useful measure of its operating performance as it eliminates the aberrations produced by its net operating loss carryforward (NOL), and enables the investment community to better evaluate long-term profitability and cash being generated by the Company.  IEC has a remaining NOL for federal and state taxes of approximately $34 million.

“Our customer mix has changed somewhat during 2010,” Gilbert said.  “The Medical sector significantly expanded and now represents 12.6% of revenue ($12.2 million), increasing from 7.7% of revenue ($5.2 million) in fiscal 2009. The Military sector remains strong.  It represents 49.0% of revenue ($47.5 million) in fiscal 2010, up from 43.4% of revenue ($29.4 million) in fiscal 2009.  Sales to our Industrial customer base increased to $19.4 million, representing 20.0% of 2010 revenue, down proportionally from 24.3% of revenue ($16.5 million) in fiscal 2009.  The Industrial sector is recovering slowly, and we are pleased with the results we have achieved in this sector.  The Aerospace sector also decreased as a percentage of our business to 9.2% of revenue in fiscal 2010 from 12.0% of revenue in fiscal 2009, but increased in absolute dollars to $8.9 million from $8.1 million.

“Fiscal 2010 saw IEC successfully integrate the acquisitions of General Technology and Celmet,” Gilbert continued.  “These two acquisitions have improved the strategic position of the Company by broadening our product offerings and diversifying our customer base.  We continue to look for companies that could provide a good fit with our strategic vision.  Without any acquisitions, we expect revenue growth from our existing business of approximately 17% for fiscal 2011, and expect both our net income and EBITDA to grow commensurately.  We believe our Military and Aerospace sectors will remain strong but anticipate that the Industrial sector is likely to remain under pressure for most of 2011.  Finally, we believe we can continue to expand our presence in the Medical sector, which, as mentioned above, grew nicely between 2009 and 2010.

As we have said previously, we firmly believe the Company is continuing to move in the right direction and we are confident that we are creating future value for our customers and shareholders and opportunity for our employees.”

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IEC Electronics Corporation provides contract electronics manufacturing services to advanced technology companies primarily in the military, aerospace, communications, medical, and industrial sectors.  The Company’s ultra high reliability capabilities include:  design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.  As a full service EMS provider, AS9100, IEC is ISO-9001:2008 and ISO 13485 registered, and a NSA approved supplier under the COMSEC standard.  The Company is headquartered outside Rochester, New York.  It has additional operations in Rochester, New York, Victor, New York and Albuquerque, New Mexico.  Additional information about IEC can be found on its web site at www.iec-electronics.com

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of revenue to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs and satisfactory relationships with vendors.

The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in our most recent Form 10-Q and Annual Report and Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan IEC Electronics Corp. (315) 332-4262 hkeenan@iec-electronics.com	John Nesbett/Jennifer Belodeau Institutional Marketing Services (203) 972-9200 JohnNesbett@InternationalMS.com